EXHIBIT 99.1

STAAR Surgical Reports 16% Third Quarter Revenue Growth

Revenue Grows to $15.3 Million
Visian® ICL™ Revenue Increase of 31%, or $1.9 Million
Improvement of 570 Basis Points Drives Gross Margin To 68.5%
$2.5 Million in Cash Generated from Operations; Cash at a Record $16.9 Million
PMDA Clarifies Pathway for Japanese Approval of Toric ICL

MONROVIA, CA, October 24, 2011 -- STAAR Surgical Company (NASDAQ: STAA), a leading developer, manufacturer and marketer of minimally invasive ophthalmic products, today reported strong financial results for the third quarter ended September 30, 2011.  Revenue for the quarter grew by 16% or $2.1 million over the third quarter of 2010 to $15.3 million, fueled by a 52% mix of Visian ICL sales.  Sales of Visian ICLs increased 31% or $1.9 million to a total of $7.9 million for the quarter.  The higher contribution to mix and price of Visian ICLs combined with improved margins in IOLs generated gross margin of 68.5% as compared to 62.8% during the third quarter of 2010.

Operating income for the third quarter grew to $0.7 million as compared to a $1.2 million loss in the third quarter of 2010.  This represents a $1.9 million improvement at the operating income line from a $2.1 million increase in revenues year over year.  During the third quarter, the Company was negatively impacted by over $0.4 million as a result of exchange losses as the dollar gained strength against the euro and Swiss franc, and the fair value adjustment of outstanding warrants due to the increased price of the Company’s stock.  In total, the Company experienced a $0.8 million negative swing in other income as compared to the year ago period and a $0.6 million negative swing as compared to the second quarter of this year.  Net income totaled $77,000, or $0.00 per share, compared with a net loss of $1.2 million, or $0.03 per share, in the third quarter of 2010, representing a $1.2 million improvement.  This marks the first time the Company has reported three consecutive quarters of profitability since 1999.  Cash, cash equivalents and restricted cash at September 30, 2011 increased to $16.9 million from $13.1 million at the end of the second quarter as the Company generated $2.5 million in cash from operations.

“We again have generated very strong growth from our high margin Visian ICL products as a result of our focus on the top global refractive markets,” said Barry G. Caldwell, President and CEO.  “In our top 10 targeted markets the Visian ICL grew by 33%, with five of those ten markets accounting for 85% of the total ICL revenue growth.   During the third quarter we celebrated over one quarter of a million Visian ICL implants and we believe the Visian ICL is the fastest growing refractive technology in the world.  The history of refractive surgery has evolved over time through several technology eras, including RK, PRK and LASIK.  We believe that we can now see the momentum forming for the beginning years of the next era, that being the era of the ICL procedure.”

“The gross profit margin in the quarter of 68.5% represents a 570 basis point improvement over the third quarter last year and a 170 basis point sequential improvement.  This reflects a stronger mix toward higher margin ICL and IOL sales and a reduction in our lower gross margin product sales,” continued Mr. Caldwell. “Due to the operating leverage in our business model, most of our revenue and gross margin gains fall directly to the operating income line.  Based on the free cash flow generated by these gains, we feel comfortable that our growth plans can be funded from current cash level and future operating cash flow.”

“Due largely to non-operating related accounting items; our net income was below our expectations for the quarter.  The high income tax rate you see in our results is one of the key reasons behind our plan to consolidate all STAAR manufacturing operations to Monrovia, California.  We expect the transition to take two years to complete and provide a savings of over $100 million in taxes and labor during the period of 2014 to 2020,” Mr. Caldwell concluded.

“During September we had a very strong presence at the European Society of Cataract and Refractive Surgeons (ESCRS) Meeting, where the number of presentations on the Visian ICL doubled what they were in 2010,” added Hans Blickensdoerfer, President of EMEA Region.  “There was very significant interest in the new CentraFLOW technology from both current ICL users and from surgeons who are not current users of the technology.  The CentraFLOW technology eliminates a step that typically requires an additional procedure and visit to the surgeon’s office, making the new, one-step ICL process more convenient for the patient and surgeon.  That momentum has continued this week at the American Academy of Ophthalmology (AAO) Meeting, as surgeons from throughout the world are able to hear and see STAAR’s new technologies.  We also made our first shipments of the nanoFLEX™, Single Piece Collamer® IOL, to Europe late in the quarter and began training surgeons in France, Belgium and the Netherlands.”

Recent Visian Implantable Collamer® Lens (ICL) Highlights

•	Third quarter Visian ICL sales grew to $7.9 million, a 31% increase from $6 million in the third quarter of 2010
•
Sales in STAAR’s top 10 targeted markets increased 33% in the third quarter with five of the ten markets posting a total sales increase of nearly $1.6 million. Japan, China, Korea, India and the Middle East led the strong performance.  The first four markets also accounted for very strong growth during the second quarter of this year.

•	The expanded range of treatments available with the V4b ICL accounted for a 7% increase in Visian ICL revenues in the markets where it was sold during the quarter.
•
ICL unit volume increased 26% while average selling prices increased and a stronger mix of Toric ICLs was achieved.  There were also cost improvements in the product.  All of which contributed to an overall 300 basis point improvement in gross margin.

•
The marketing prelaunch plan for the new Visian V4c ICL was completed during the quarter and shipments to markets in Europe began in October. The V4c design provides more comfort for the patient and a more convenient, efficient and cost-effective procedure for both the patient and the surgeon.  It allows the ICL technology to now compete head to head for every LASIK procedure in those markets in which it is approved.

•
STAAR announced last week that the application with PMDA for Visian Toric ICL approval in Japan will not have to go before the Approval Committee.  The Japan market is a significant opportunity for the Visian ICL given the higher than normal prevalence of myopia and astigmatism.  STAAR is working closely with PMDA to complete the process for final approval.

Recent Intraocular Lens (IOL) Highlights

•	Third quarter IOL sales were unchanged at $6.6 million when compared with the third quarter of 2010. The sales of lower priced non-preloaded silicone IOLs continued to decline.
•	Foreign exchange had a favorable impact on IOL sales of $379,000, primarily due to preloaded IOL sales in Japan.
•	Preloaded IOL sales increased in volume and price with some improvement in cost of goods while nanoFLEX units slightly declined while price increased and cost declined.
•	Preloaded acrylic IOL sales increased by 47% during the quarter compared to the third quarter of 2010.
•	Overall, IOL gross margins improved by nearly 400 basis points as average selling prices increased, costs improved, and mix continued to shift to higher margin IOLs.
•	The initial shipments of the nanoFLEX IOL to select European markets began during the final week of the third quarter.

Third Quarter Financial Highlights

•
Total net sales in the third quarter increased 16% or $2.1 million to $15.3 million from $13.2 million in the third quarter of 2010.  Foreign currency changes had a favorable impact on sales of $436,000, primarily affecting preloaded IOL sales in Japan.

•
Gross margin increased to 68.5% of revenue compared with 62.8% in the prior year’s third quarter.  The increase reflected a 52% mix of ICL sales to total sales and improvements across the board in price and cost of goods.

•	Operating expenses totaled $9.7 million, a 3% increase over the third quarter 2010 total of $9.5 million. Foreign currency changes unfavorably impacted operating expenses by $174,000.
-
General and Administrative spending increased approximately $229,000 due to increased bonus accruals based upon performance and costs associated with the Company’s project to maximize future profits through revised manufacturing and tax strategies.

-	Marketing and Selling expenses decreased as a result of the transition of the Company’s Australia business to a distribution model.
-	Research and Development expenses increased due to higher headcount and patent related costs.
•
Other expenses totaled $446,000, compared with other income in the third quarter of 2010 of $390,000.  This $835,000 swing is due primarily to foreign exchange losses of $277,000 recorded during the quarter compared with $446,000 in exchange gains which were recorded in the third quarter of 2010.  In addition, other expense increased approximately $150,000 as a result of the fair value adjustment of outstanding warrants.

•	Net income in the third quarter of 2011 was $77,000, or $0.00 per share, compared with a net loss in the third quarter of 2010 of $1.2 million, or $0.03 per share, a $1.2 million improvement.
•
Cash and cash equivalents and restricted cash totaled $16.9 million at September 30, 2011 compared with $13.1 million at July 1, 2011.  The Company generated $2.5 million in cash from operating activities and received approximately $1.8 million in proceeds from the exercise of stock options during the third quarter.

Nine Months Financial Highlights

•
Total net sales in the first nine months of 2011 grew 14%, or $5.8 million, to $46.4 million from $40.6 million in the first nine months of 2010.   Foreign currency changes favorably impacted sales by $1.4 million.

-	Visian ICL sales totaled $23.1 million, 30% above sales of $17.8 million reported for the first nine months of 2010.
-	IOL sales totaled $20.8 million, a 2% increase over $20.4 million reported during the first nine months of 2010.
•	Gross margin increased to 66.7% of revenue from 63.5% for the first nine months of 2010. The increase was largely attributable to a higher mix of ICL sales and improved margins in IOL sales.
•
Total operating expenses were $28.8 million, a 4% increase over the first nine months of 2010 of $27.7 million.  Foreign currency changes unfavorably impacted operating expenses by $688,000.  Increases in operating expenses were partially offset by a $700,000 decrease in severance costs.

-
General and Administrative spending increased approximately $1.2 million due to increased bonus accruals based upon performance and costs associated with the Company’s project to maximize future profits through revised manufacturing and tax strategies.

-	Marketing and Selling expenses increased $581,000 due to increased headcount, partially offset by decreased expenses as a result of the sale of the Company’s Australia distribution business.
-	Research and Development expenses declined slightly.
•
Other income was $110,000, compared with other expense of $945,000 for the first nine months of 2010.  This swing is due to reduced interest and other expense resulting from the repayment of the Broadwood note in 2010, foreign exchange gains, increased royalty income, and income from the fair value adjustment of outstanding warrants.

•
For the first nine months ended September 30, 2011, income from continuing operations and net income totaled $1.2 million or $0.03 per share.  For the nine months ended October 1, 2010, the Company reported a loss from continuing operations of $3.4 million, income from discontinued operations of $4.2 million, and net income of $744,000, or $0.02 per share.

Conference Call

The Company will host a conference call and video webcast today, October 24, 2011 at 4:30 p.m. Eastern / 1:30 p.m. Pacific to discuss the Company's third quarter financial results, and recent corporate developments. The dial-in number for the conference call is 877-941-9205 for domestic participants and 480-629-9835 for international participants. To access the live video webcast of the call, just click the following link STAAR live-stream, or go to the Investor Relations section of STAAR's website at www.staar.com.  In order to participate in the question and answer session you will need to dial in to the conference call number.

A taped replay of the conference call will also be available beginning approximately one hour after the call's conclusion and will be available for seven days. This replay can be accessed by dialing 800-406-7325 for domestic callers and 303-590-3030 for international callers, both using passcode 4478575#. An archived webcast will also be available at www.staar.com.

About STAAR Surgical

STAAR, which has been dedicated solely to ophthalmic surgery for over 25 years, designs, develops, manufactures and markets implantable lenses for the eye.  All of these lenses are foldable, which permits the surgeon to insert them through a small incision.  STAAR’s lens used in refractive surgery as an alternative to LASIK is called an Implantable Collamer® Lens or “ICL.”  A lens used to replace the natural lens after cataract surgery is called an intraocular lens or “IOL.”  Over 250,000 Visian ICLs have been implanted to date; to learn more about the ICL go to: www.visianinfo.com.  STAAR has approximately 300 full time employees and markets lenses in approximately 50 countries.  Headquartered in Monrovia, CA, it manufactures in the following locations: Nidau, Switzerland; Ichikawa City, Japan; Aliso Viejo, CA; and Monrovia, CA.  For more information, please visit the Company’s website at www.staar.com or call 626-303-7902.

Collamer® is the registered trademark for STAAR’s proprietary biocompatible collagen copolymer lens material.

Safe Harbor

All statements in this press release that are not statements of historical fact are forward-looking statements, including statements about any of the following: any projections of earnings, revenue, sales, profit margins, cash or any other financial items; the plans, strategies, and objectives of management for future operations or prospects for achieving such plans; prospects for increased sales as a result of CE Mark approval of new ICL and IOL designs or other approvals; expected savings from business consolidation plans; the approval of pending regulatory applications; statements of belief; and any statements of assumptions underlying any of the foregoing.

These statements are based on expectations and assumptions as of the date of this press release and are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties include the following: our limited capital resources and limited access to financing; the negative effect poor global economic conditions on sales of products, especially products such as the ICL used in non-reimbursed elective procedures; the challenge of managing our foreign subsidiaries; backlog as we ramp up production to meet rapidly growing demand for our products; the risk of unfavorable changes in currency exchange rate; the discretion of regulatory agencies to approve or reject new products, or to require additional actions before approval; unexpected costs or delays that could reduce or eliminate the expected benefits of our consolidation plans; the willingness of surgeons and patients to adopt a new product and procedure; patterns of Visian ICL use that have typically limited our penetration of the refractive surgery market, and a general decline in the demand for refractive surgery particularly in the U.S., which STAAR believes has resulted from both concerns about the safety and effectiveness of laser procedures and current economic conditions.  The Visian Toric ICL and the V4c are not yet approved for sales in the United States.

CONTACT:	Investors	Media
	EVC Group	EVC Group
	Jenifer Kirtland, 415-568-9349	Christopher Gale, 646-201-5431
Douglas Sherk, 415-652-9100

STAAR Surgical Company
Condensed Consolidated Statements of Operations
(In 000's except for per share data)

	Three Months Ended						Nine Months Ended
	% of	September 30,	% of	October 1,	Change		% of	September 30,	% of	October 1,	Change
	Sales	2011	Sales	2010	Amount	%	Sales	2011	Sales	2010	Amount	%

Net sales	100.0%	$15,266	100.0%	$13,152	$2,114	16.1%	100.0%	$46,385	100.0%	$40,569	$5,816	14.3%

Cost of sales	31.5%	4,816	37.2%	4,892	(76)	-1.6%	33.3%	15,445	36.5%	14,801	644	4.4%

Gross profit	68.5%	10,450	62.8%	8,260	2,190	26.5%	66.7%	30,940	63.5%	25,768	5,172	20.1%

Selling, general and administrative expenses:
General and administrative	25.0%	3,820	27.3%	3,591	229	6.4%	24.7%	11,448	25.3%	10,247	1,201	11.7%
Marketing and selling	29.1%	4,439	34.6%	4,552	(113)	-2.5%	28.2%	13,098	30.9%	12,517	581	4.6%
Research and development	9.5%	1,454	10.0%	1,309	145	11.1%	9.2%	4,279	10.4%	4,218	61	1.4%
Other general and administrative expenses	0.0%	-	0.0%	-	-	-	0.0%	-	1.7%	700	(700)	-100.0%

Total selling, general and administrative expenses	63.6%	9,713	71.9%	9,452	261	2.8%	62.1%	28,825	68.2%	27,682	1,143	4.1%

Operating income (loss)	4.8%	737	-9.1%	(1,192)	1,929	-161.8%	4.6%	2,115	-4.7%	(1,914)	4,029	-210.5%

Other income (expense):
Interest income	0.0%	7	0.1%	7	-	-	0.1%	24	0.1%	22	2	9.1%
Interest expense	-0.9%	(134)	-1.2%	(152)	18	-11.8%	-0.9%	(440)	-1.9%	(783)	343	-43.8%
Gain (loss) on foreign currency transactions	-1.8%	(277)	3.4%	446	(723)	-	0.4%	167	0.0%	6	161	-
Loss on early extinguishment of note payable	0.0%	-	0.0%	-	-	-	0.0%	-	-0.7%	(267)	267	-100.0%
Other income (expense), net	-0.3%	(42)	0.7%	89	(131)	-	0.8%	358	0.2%	77	281	364.9%
Other income (expense), net	-2.9%	(446)	3.0%	390	(836)	-	0.2%	109	-2.3%	(945)	1,054	-111.5%

Income (loss) before provision for income taxes	1.9%	291	-6.1%	(802)	1,093	-136.3%	4.8%	2,224	-7.0%	(2,859)	5,083	-177.8%

Provision for income taxes	1.4%	214	2.7%	356	(142)	-39.9%	2.1%	985	1.4%	563	422	75.0%

Income (loss) from continuing operations	0.5%	77	-8.8%	(1,158)	1,235	-106.6%	2.7%	1,239	-8.4%	(3,422)	4,661	-136.2%

Income from discontinued operations, net of income taxes	0.0%	-	0.0%	-	-	-	0.0%	-	10.3%	4,166	(4,166)	-100.0%

Net income (loss)	0.5%	$77	-8.8%	$(1,158)	$1,235	-106.6%	2.7%	$1,239	1.8%	$744	$495	66.5%

Net Income (loss) per share from continuing operations - basic		$0.00		$(0.03)				$0.04		$(0.10)
Net Income (loss) per share from continuing operations - diluted		$0.00		$(0.03)				$0.03		$(0.10)

Income per share from discontinued operations
basic and diluted		$-		$-				$-		$0.12

Net Income (loss) per share-basic		$0.00		$(0.03)				$0.04		$0.02
Net Income (loss) per share-diluted		$0.00		$(0.03)				$0.03		$0.02

Weighted average shares outstanding - basic		35,539		34,831				35,304		34,790
Weighted average shares outstanding - diluted		36,953		34,831				36,507		34,790

STAAR Surgical Company
Condensed Consolidated Balance Sheets
(in 000's)

	September 30,	December 31,
	2011	2010
ASSETS
Current assets:
Cash and cash equivalents	$16,755	$9,376
Restricted cash	136	133
Accounts receivable trade, net	6,786	8,219
Inventories, net	10,612	10,543
Prepaids, deposits, and other current assets	1,498	1,715
Total current assets	35,787	29,986
Property, plant, and equipment, net	3,710	3,732
Intangible assets, net	3,210	3,672
Goodwill	1,786	1,786
Deferred income taxes	202	202
Other assets	1,202	1,207
Total assets	$45,897	$40,585

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Line of credit	$2,600	$2,460
Accounts payable	3,586	3,717
Deferred income taxes	326	326
Obligations under capital leases	590	431
Other current liabilities	5,722	6,513
Total current liabilities	12,824	13,447
Obligations under capital leases	990	1,403
Deferred income taxes	638	488
Other long-term liabilities	3,068	2,820
Total liabilities	17,520	18,158

Stockholders' equity:
Common stock	359	351
Additional paid-in capital	156,429	152,014
Accumulated other comprehensive income	2,388	2,100
Accumulated deficit	(130,799)	(132,038)
Total stockholders' equity	28,377	22,427
Total liabilities and stockholders' equity	$45,897	$40,585

STAAR Surgical Company
Condensed Consolidated Statements of Cash Flows
(in 000's)

	Nine Months Ended
	September 30,	October 1,
	2011	2010
Cash flows from operating activities:
Net income	$1,239	$744
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Income from discontinued operations	-	(4,166)
Depreciation of property and equipment	890	1,191
Amortization of intangibles	595	607
Amortization of discount	-	236
Deferred income taxes	150	-
Loss on early extinguishment of note payable	-	267
Fair value adjustment of warrant	(29)	117
Loss (gain) on disposal of property and equipment	(14)	4
Stock-based compensation expense	1,330	945
Change in net pension liability	147	256
Other	(70)	40
Changes in working capital:
Accounts receivable	1,630	862
Inventories	241	1,042
Prepaids, deposits and other current assets	330	717
Accounts payable	(201)	(1,395)
Other current liabilities	(830)	(5,462)
Net cash used in operating activities of discontinued operations	-	(635)
Net cash provided by (used in) operating activities	5,408	(4,630)

Cash flows from investing activities:
Proceeds from sale of subsidiary, net of transaction costs	-	11,824
Release of restricted cash	-	7,396
Acquisition of property and equipment	(722)	(247)
Deposit to restricted escrow account	-	(136)
Proceeds from sale of property and equipment	26	-
Net change in other assets	48	10
Net cash used in investing activities of discontinued operations	-	(50)
Net cash provided by (used in) investing activities	(648)	18,797

Cash flows from financing activities:
Repayment of notes payable	-	(5,000)
Redemption of Series A preferred stock	-	(6,800)
Repayment of capital lease obligations	(412)	(609)
Proceeds from exercise of stock options	2,983	292
Net cash used in financing activities of discontinued operations	-	(50)
Net cash provided by (used in) financing activities	2,571	(12,167)

Effect of exchange rate changes on cash and cash equivalents	46	158

Increase in cash and cash equivalents	7,377	2,158
Cash and cash equivalents, at beginning of the period	9,377	6,330
Cash and cash equivalents, at end of the period	$16,754	$8,488

STAAR Surgical Company
Global Sales
(in 000's)

	Three Months Ended					Nine Months Ended
		September 30,		October 1,	%		September 30,		October 1,	%
Geographic Sales		2011		2010	Change		2011		2010	Change
United States	21.0%	$3,211	28.3%	$3,727	-13.8%	22.5%	$10,448	28.5%	$11,560	-9.6%

Japan	26.4%	4,037	25.0%	3,283	23.0%	25.4%	11,772	25.1%	10,170	15.8%
Korea	13.6%	2,069	13.0%	1,710	21.0%	11.8%	5,463	10.7%	4,356	25.4%
China	12.0%	1,825	6.0%	785	132.5%	10.4%	4,832	6.5%	2,641	83.0%
Other	27.0%	4,124	27.7%	3,647	13.1%	29.9%	13,870	29.2%	11,842	17.1%
Total International Sales	79.0%	12,055	71.7%	9,425	27.9%	77.5%	35,937	71.5%	29,009	23.9%

Total Sales	100.0%	$15,266	100.0%	$13,152	16.1%	100.0%	$46,385	100.0%	$40,569	14.3%

Product Sales
Core products
ICLs	51.8%	$7,902	45.9%	$6,034	31.0%	49.8%	$23,093	43.8%	$17,757	30.1%
IOLs	43.0%	6,571	49.9%	6,559	0.2%	44.8%	20,767	50.4%	20,442	1.6%
Total core products	94.8%	14,473	95.7%	12,593	14.9%	94.6%	43,860	94.2%	38,199	14.8%
Non-core products
Other	5.2%	793	4.3%	559	41.9%	5.4%	2,525	5.8%	2,370	6.5%
Total Sales	100.0%	$15,266	100.0%	$13,152	16.1%	100.0%	$46,385	100.0%	$40,569	14.3%